UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

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NEWS RELEASE

CONTINENTAL RESOURCES CHANGES ITS ANNUAL SHAREHOLDERS MEETING TO A VIRTUAL FORMAT

Oklahoma City, April 24, 2020 – Continental Resources, Inc. (NYSE: CLR) (“Continental” or the “Company”) today announced that, due to the public health and safety concerns related to the coronavirus (COVID-19) pandemic and recommendations and orders from federal and Oklahoma authorities, the location of its annual meeting has been changed to a virtual format.

As previously announced, the annual meeting will be held on Thursday, May 14, 2020 at 10:00 a.m., Central Daylight Time (“CDT”). Online access to the meeting will begin at 9:45 a.m. CDT. The annual meeting will be presented in audio only format. Shareholders will not be able to attend the annual meeting in person. Information regarding attending the virtual meeting, including the meeting rules, can be found by visiting www.CLR.com.

Registering to Attend the Virtual Meeting as a Shareholder of Record

If you were a shareholder of record as of March 18, 2020 (i.e., you held your shares in your own name as reflected in the records of our transfer agent, American Stock Transfer & Trust Company (“AST”)), you can attend the meeting and register to participate in the annual meeting by accessing https://web.lumiagm.com/294221297 and selecting the button “I have a Control Number.” You will then be directed to a screen where you will enter: (i) the 11-digit control number on the proxy card previously sent to you by AST; and (ii) the meeting password “continental2020”. Please note the meeting password is case sensitive. Once you have completed these steps, select the “login” button, which will take you to the annual meeting page where you can vote, submit written questions and listen to the meeting (referred to in this release as the “Meeting Page”).

Registering to Attend the Annual Meeting as a Beneficial Owner

If you were a beneficial owner of record as of March 18, 2020 (i.e., you held your shares in an account at a brokerage firm, bank or other similar agent), you will need to obtain a legal proxy from your broker, bank or other agent to register to participate in the annual meeting. Once you have received a legal proxy from your broker, bank or other agent, it should be emailed to our transfer agent, AST, at proxy@astfinancial.com, and should be labeled “request for Co. #15389 control number” in the subject line. Requests for registration must be received by AST no later than 5:00 p.m. Eastern Daylight Time, on Friday, May 8, 2020. You will then receive a confirmation of your registration, with an 11-digit control number, by email from AST. At the time of the meeting, follow the directions appearing above under the heading “Registering to Attend the Virtual Meeting as a Shareholder of Record”, except you will enter the 11-digit control number received as a result of submitting your legal proxy to AST.

Only shareholders of record and beneficial owners of record who have registered as described above will be allowed to vote and ask questions during the annual meeting.

Asking Questions

If you are attending the annual meeting as a shareholder of record or beneficial owner, who has registered for the meeting, you can ask questions by clicking the messaging icon on the right side of the toolbar appearing at the top of the Meeting Page and then typing and submitting your question.

Voting Shares

If you are attending the annual meeting as a shareholder of record or beneficial owner and you have registered for the meeting, you can vote during the meeting by clicking the link “Proxy Voting Site” on the Meeting Page and following the prompts.

Whether you plan to attend the annual meeting, we urge you to vote in advance of the meeting by one of the methods described in the proxy materials for the annual meeting.

The proxy materials previously distributed, including the proxy card sent to registered holders and the notice regarding the availability of proxy materials sent to beneficial owners, will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the annual meeting.

Attending the Annual Meeting as a Guest

If you are a record holder or beneficial owner and would like to enter the annual meeting as a guest in listen-only mode, go to https://web.lumiagm.com/294221297 and select the button “I am a guest”. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Inspection of Shareholder Lists

Continental’s offices are currently closed to the public in compliance with recommendations and orders from federal and Oklahoma authorities related to the coronavirus (COVID-19) pandemic. Shareholders wishing to inspect shareholder lists in advance of the annual meeting should send an email to ShareholderList@clr.com and follow the instructions received in response to the email.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. Lower 48 and a leader in America’s energy renaissance. Based in Oklahoma City, Continental is the largest leaseholder and the largest producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has significant positions in Oklahoma, including its SCOOP Woodford and SCOOP Springer discoveries and the STACK plays. With a focus on the exploration and production of oil, Continental has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2020, the Company will celebrate 53 years of operations. For more information, please visit www.CLR.com.

Investor Contact:	Media Contact:
Rory Sabino	Kristin Thomas
Vice President, Investor Relations	Senior Vice President, Public Relations
405-234-9620	405-234-9480
Rory.Sabino@CLR.com	Kristin.Thomas@CLR.com

Lucy Guttenberger
Investor Relations Analyst
405-774-5878
Lucy.Guttenberger@CLR.com